UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

SAMSON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-186686	45-3991227
(Commission File Number)	(IRS Employer Identification No.)

Samson Plaza

Two West Second Street

Tulsa, OK 74103-3103

(Address and zip code of principal executive offices)

(918) 591-1791

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amendment to Credit Agreement

On March 18, 2015, Samson Resources Corporation, a Delaware corporation, Samson Investment Company, a Nevada corporation, and certain subsidiaries of Samson Investment Company entered into the Fifth Amendment and Waiver Agreement (the “Fifth Amendment”), which amends the Credit Agreement dated as of December 21, 2011 (as amended, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the several lenders party thereto (collectively, “Lenders”).

Pursuant to the Fifth Amendment, the Lenders have agreed to amend the Credit Agreement to, among other things:

•	reduce the borrowing base from $1.0 billion to $950.0 million which resulted in a payment of $46 million to lower the amount outstanding on our Credit Agreement;

•	modify the financial performance covenant to provide that we shall maintain a ratio of consolidated total first lien debt to consolidated EBITDA of not more than 2.75 to 1.0 (up from 1.5 to 1.0 previously) as of the end of each fiscal quarter beginning with the first quarter of 2015 through and including the third quarter of 2015, at which point the first lien debt to consolidated EBITDA ratio reverts back to 1.5 to 1.0 at the end of the fourth quarter of 2015 and beginning with the first quarter of 2016, we shall maintain a ratio of consolidated total debt to consolidated EBITDA of not more than 4.5 to 1.0 as of the end of each fiscal quarter through maturity;

•	require minimum liquidity (as defined in the Credit Agreement) of $150.0 million on the date of, and after giving pro forma effect to, any interest payment, subsequent to July 1, 2015, in respect of certain other indebtedness, including payments in respect of our 9.750% Senior Notes due 2020 and the second lien term loan credit facility entered into by our subsidiary, Samson Investment Company, with Bank of America, N.A., as administrative agent and the other agents and lenders party thereto;

•	require an automatic reduction in the borrowing base if we receive proceeds related to certain asset dispositions or early settlement of certain derivative financial instruments in the amount of such net proceeds; and

•	increase the interest rates on outstanding borrowings by 0.5%.

In addition to the amendment to the Credit Agreement, the Fifth Amendment also contains a waiver from the Lenders of any default or event of default that may occur as a result of delivering our 2014 annual financial statements containing an impermissible qualification relative to substantial doubts about our ability to continue as a going concern.

The foregoing description of the Fifth Amendment is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Fifth Amendment and Waiver Agreement, dated as of March 18, 2015, among Samson Investment Company, the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAMSON RESOURCES CORPORATION

Date: March 18, 2015	By:	/s/ Philip W. Cook
Philip W. Cook
Executive Vice President and Chief Financial Officer